SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


               Current Report Pursuant to Section 13 or 15 (d) of
                           The Securities Act of 1934


         Date of Report (Date of earliest event reported) April 20, 1998





                               SIMTEK CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)




    Colorado                         0-19027                    84-1057605
--------------------------------------------------------------------------------
(State or other                    (Commission               (I.R.S. Employer
jurisdiction                       File Number)              Identification No.)
of incorporation)



                          1465 Kelly Johnson Boulevard
                           Colorado Springs, Colorado          80920
                   ----------------------------------------  ----------
                   (Address of principal executive offices)  (Zip Code)


Registrant's telephone, including area code:  (719) 531-9444


                                 Not applicable
          -----------------------------------------------------------
          Former name or former address, if changed since last report

ITEM 5: OTHER INFORMATION:

     The Registrant issued the following press release, dated April 20, 1998, announcing its financial results for the first quarter of 1998:

                       SIMTEK ANNOUNCES FINANCIAL RESULTS
                          FOR THE FIRST QUARTER OF 1998

COLORADO SPRINGS, Colorado - April 20, 1998 -- Simtek Corporation, provider of the world's fastest re-programmable nonvolatile semiconductor memories, announced financial results for the first quarter of 1998 ending March 31, 1998. The company posted a net profit of $125,021 for the first quarter of 1998, compared with a profit of $97,780 for the first quarter of 1997. This is the 15th consecutive quarter that profitability has improved over the previous years' results. Profitability improved due to increased gross profit margin and reduction of internal expense as a percentage of sales. Simtek's long-term trend of increasing sales was boosted in the first quarter by record new order bookings of approximately $2 million.

"Simtek's performance in the first quarter is in line with expectations," stated Douglas Mitchell, Simtek's president and CEO. "We had excellent bookings levels during the quarter with a book-to-bill ratio of 1.27, showing strong demand for our products. We see continued growing interest in the nvSRAM products, especially as we further develop interest in the newest 256K products."

Book-to-bill ratio is a commonly used index of new orders placed compared to shipments in that period. A ratio greater than 1 means that the Company's future backlog requirements are growing.

                                FINANCIAL RESULTS

                                                 Three Months ended March 31

                                                 1998                   1997
                                                 ----                   ----

Net Sales                                     $1,539,331            $1,765,518

Cost of Sales                                    809,211             1,088,231

Gross Margin                                     730,121               677,287

Total selling, general and                       607,126               597,254
administrative expenses

Net Income (loss)                                125,021                97,780

Simtek Corporation develops, produces and markets the world's fastest re-programmable nonvolatile semiconductor memories. Information on Simtek products can be obtained from its web page www.simtek.com, email info@simtek.com or by calling (719) 531-9444 or FAX (719) 531-9481. The company is headquartered in Colorado Springs, Colorado, with international sales and marketing channels. Simtek is listed under the symbol SRAM on the OTC Electronic Bulletin Board. ###

Editors Note: Please send inquiries to: Simtek Corporation, 1465 Kelly Johnson Boulevard, Colorado Springs, CO 80920 USA. (719) 531-9444, FAX (719) 531-9481.

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

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned and hereunto duly authorized.

                                     SIMTEK CORPORATION


April 22, 1998                       By:   /s/ Douglas Mitchell
                                        ----------------------------------------
                                           DOUGLAS MITCHELL
                                           Chief Executive Officer



















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